As filed with the Securities and Exchange Commission on January 24, 2011

Registration No. 333-139166

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enerplus Corporation

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of	The Dome Tower, Suite 3000 333 - 7th Avenue S.W. Calgary, Alberta, Canada T2P 2Z1 (Address of registrant’s principal executive offices)	Not Applicable (I.R.S. Employer
incorporation or organization)		Identification No.)

Trust Unit Rights Incentive Plan

Executive Full Value Unit Plan

Employee Full Value Unit Plan

(Full title of Plans)

CT Corporation System

111 8th Avenue, 13th Floor

New York, New York 10011

(212) 894-8700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gary W. Orloff Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770 Telephone: (713) 221-1306 Facsimile: (713) 221-2166	Chad Schneider Blake, Cassels & Graydon LLP 3500, 855 - 2nd Street S.W. Calgary, Alberta, Canada T2P 4J8 Telephone: (403) 260-9600 Facsimile: (403) 260-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DE-REGISTRATION OF UNSOLD SECURITIES

On December 7, 2006, Enerplus Resources Fund (the “Fund”) filed a Registration Statement on Form S-8 (Registration No. 333-139166) (the “Registration Statement”) to register 2,000,000 trust units issuable under the Trust Unit Rights Incentive Plan, 50,000 trust units issuable under the Executive Full Value Unit Plan and 250,000 trust units issuable under the Employee Full Value Unit Plan.

Effective January 1, 2011, pursuant to a Plan of Arrangement (the “Arrangement”) involving, among others, the Fund and Enerplus Corporation, an Alberta corporation (the “Corporation”), each outstanding trust unit of the Fund was converted into one common share of the Corporation.  The Corporation is considered the successor of the Fund.

In accordance with an undertaking made by the Fund in the Registration Statement to remove by means of a post-effective amendment any of the Fund’s trust units which remain unsold at the termination of the offering, the Fund hereby de-registers any and all trust units originally reserved for issuance under the Trust Unit Rights Incentive Plan, the Executive Full Value Unit Plan and the Employee Full Value Unit Plan and registered under the Registration Statement which remained unissued at the completion of the Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 24th day of January, 2011.

ENERPLUS CORPORATION
(Registrant)

By:	/s/ Gordon J. Kerr
Name: Gordon J. Kerr
Title: President & Chief Executive Officer

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Enerplus Corporation in the United States, in the City of Calgary, Province of Alberta, Country of Canada, on the 24th day of January, 2011.

ENERPLUS RESOURCES (USA) CORPORATION
(Authorized U.S. Representative)

By:	/s/ Gordon J. Kerr
Name: Gordon J. Kerr
Title: President & Chief Executive Officer